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                                                                EXHIBIT 99.1


CONTACTS:   Shiu Shao                     Glenn Schoenfeld/Eugene G. Heller
            Chief Financial Officer       Silverman Heller Associates
            (818) 848-5555                (310) 208-2550




FOR IMMEDIATE RELEASE:


       OROAMERICA, INC. ANNOUNCES ASSET PURCHASE OF ECLIPSE DESIGN, INC.

BURBANK, California (June 24, 1998) -- OroAmerica, Inc. (Nasdaq NMS: OROA) today announced that it has acquired Eclipse Design, Inc., a privately-held company engaged in the design, manufacture and sales of gold earrings.

     Under the transaction, OroAmerica purchased all operating assets of Eclipse Design, including customer lists and the right to use the "Eclipse Design" brand name. Based in New York, Eclipse Design generated sales of approximately $8 million in 1997. In its 1998 fiscal year ended January 30, 1998 OroAmerica had $5.6 million in earring product sales.

     OroAmerica President and Chief Executive Officer Guy Benhamou, commented on the transaction, saying, "This is a very positive acquisition for OroAmerica. Eclipse Design has established a successful brand of karat-gold earrings in the marketplace and maintained an outstanding reputation as a quality supplier to the industry. The Eclipse-brand earring line immediately expands OroAmerica's product offerings, and we expect it to significantly strengthen our industry position. This acquisition allows us to immediately expand our jewelry line by providing a quality product in a key category.


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OROAMERICA PURCHASES ECLIPSE DESIGN, INC./2



     Mr. Benhamou concluded, "Overall, we expect to be able to leverage our position and customer base to significantly increase the sales of this brand while sustaining attractive margins. We previously announced that we expect to achieve top-line and market share growth from acquisitions during the year. This is the first acquisition of the current fiscal year, and we expect to announce others as we continue to identify and evaluate opportunities and to act as a leading consolidator within the industry."

     Founded in 1977, OroAmerica designs, manufactures, sells, and distributes more than 1,800 lines of gold and silver jewelry products, including chain necklaces, bracelets, earrings, rings, charms, pendants and other precious-metal jewelry items. Its manufacturing facilities are located in the United States, South America, Southeast Asia, and the Caribbean.

     "Safe Harbor" Statement under the Private Securities Litigation Reform
Act of 1995: The statements contained in this release which are not historical facts, may contain forward-looking statements that involve risks and uncertainties, including, but not limited to, anticipated sales growth from the acquired product line of Eclipse Design, Inc., the Company's overall top line sales and market share growth from the acquired product line, the continuing ability of the Company to capture such growth, various risks of fluctuations in customer demand for gold jewelry, and other factors that could impact demand during fiscal 1999 and thereafter, and other risks detailed in the Company's annual report on Form 10-K for the year ended January 30, 1998, in its quarterly report on Form 10-Q for the quarter ended May 1, 1998, and in other Securities and Exchange Commission filings.


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